Exhibit 77(k)

(1) On March 23, 2001, the Board of Trustees, and Audit Committee thereof, of Pilgrim Funds Trust approved replacing Ernst & Young LLP with PricewaterhouseCoopers LLP as Pilgrim Global Communications Fund's, Pilgrim Global Information Technology Fund's, and Pilgrim European Equity Fund's (collectively the "International Equity Funds") certifying accountant. The change was part of standardizing the accountancy process to ensure that the International Funds in the Pilgrim Fund complex shared the same independent accountant. Ernst & Young LLP did not in the past two years issue a principal accountant's report that (i) contained an adverse opinion or a disclaimer of opinion, or (ii) was qualified or modified as to uncertainty, audit scope, or accounting principles. Also, during the past two years, the International Equity Funds had no disagreements with Ernst & Young LLP regarding accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

(2) (1) On March 23, 2001, the Board of Trustees, and Audit Committee thereof, of Pilgrim Funds Trust approved replacing Ernst & Young LLP with KPMG LLP as Pilgrim Tax Efficient Equity Fund's and Pilgrim Internet Fund's (collectively the "Domestic Funds") certifying accountant. The change was part of standardizing the accountancy process to ensure that the Domestic Equity Funds in the Pilgrim Fund complex shared the same independent accountant. Ernst & Young LLP did not in the past two years issue a principal accountant's report that (i) contained an adverse opinion or a disclaimer of opinion, or (ii) was qualified or modified as to uncertainty, audit scope, or accounting principles. Also, during the past two years, the Domestic Funds had no disagreements with Ernst & Young LLP regarding accounting principles or practices, financial statement disclosure, or auditing scope or procedure.